Contact:
BSQUARE Corporation Scott Mahan, CFO
(425) 519-5900 investorrelations@bsquare.com

BSQUARE Reports Second Quarter 2008 Results

Company Reports Seventh Straight Profitable Quarter

BELLEVUE, WA, August 7, 2008 – BSQUARE Corporation (Nasdaq: BSQR) today announced financial results for the second quarter and the six months ended June 30, 2008. Total revenue for the quarter was $15.4 million, up 2% from $15.1 million in the prior year. Total revenue for the first half of 2008 was $32.5 million, up 8% from $30.2 million in 2007.

The company reported net income for the quarter of $310,000, or $0.03 per diluted share, which compared to net income of $542,000, or $0.05 per diluted share, in the prior year. Net income in the year-ago quarter included a $287,000 gain, approximately $0.03 per share, on the sale of a previously written-off equity invesment. For the first half of 2008, the company reported net income of $1.4 million, or $0.13 per diluted share, compared to net income of $1.2 million, or $0.12 per diluted share, in 2007.

Brian Crowley, chief executive of BSQUARE commented on the quarterly results, “We made tremendous progress in the business during the quarter beyond what is reflected in this quarter’s financial results. In fact, we enter the second half of the year with strong business momentum led by the closure of several service contracts and the expected closure of several others, one of which could evolve into the largest non-Microsoft contract in the company’s history. Although this quarter’s revenue fell below our expectations, we currently expect that third quarter revenue will increase approximately 30% year-over-year and roughly 15% sequentially.”

Key Results, Achievements and Events

During the quarter, the company:

•	Reported its eleventh consecutive quarter of year-over-year total revenue growth, seventh straight profitable quarter and seventh consecutive quarterly increase in cash and investments;

•	Reported a 67% year-over-year increase in the number of service projects and a 27% decrease in average project revenue with both trends driven by the introduction of Flash Lite service projects which tend to be smaller;

•	Derived revenue from 519 customers, up 11% from the prior year;

•	Won two Embedded Partner Excellence awards as Microsoft’s Systems Integrator of the Year and Embedded Distributor of the Year. These awards are presented by Microsoft annually and recognize the outstanding work by BSQUARE’s service and sales teams;

•	Partnered with Freescale to port the Adobe Flash Lite player to Freescale’s new iMX multimedia series platform; and

•	Renewed its Distribution Agreement with Microsoft through June 30, 2009 under which the company sells Microsoft Embedded Windows licenses.

Revenue Results

Total software revenue was $9.7 million for the quarter, down 5% from $10.2 million in the prior year. Total software revenue for the first half of 2008 increased 7% to $20.7 million as compared to $19.4 million in 2007. Sales of third-party software were $9.0 million for the quarter compared to $9.1 million in the prior year, representing a decline of 1%. The decrease was due to a large Microsoft licensing sale that benefited the prior year, partially offset by sales of Flash Lite and Solidcore not present in the prior year. Third-party software sales were $19.1 million for the first half of 2008 compared to $17.4 million in 2007.

Proprietary software revenue was $676,000 for the quarter compared to $1.0 million in the prior year with the decline driven by lower SDIO sales and lower service contract royalties as certain guaranteed minimum royalties expired. Proprietary software revenue was $1.5 million for the first half of 2008 compared to $2.0 million in 2007. The company recognized $303,000 in royalty revenue from royalty-bearing service contracts this quarter compared to $403,000 in the prior year.

“Software sales, both proprietary and third-party, fell below our expectations this quarter,” commented Mr. Crowley. “SDIO royalties from key customers were weaker-than-expected due to lower device shipments which negatively affected proprietary software revenue. We have won several new SDIO design wins over the last few quarters and we expect royalties to increase as customer shipment volumes increase. Sales of our TI OMAP development kits also fell below expectations as the market is taking longer to ramp than we expected. However, there is strong interest in OMAP technology from customers and we are bullish that OMAP software and related service revenue will increase in coming quarters. We will continue our efforts to build new proprietary software revenue streams through new product investments and new royalty-bearing service contracts. Softness in third-party software this quarter was driven by delays in orders from several large customers. We expect that these customers will resume their normal ordering patterns in Q3.”

Service revenue was $5.7 million for the quarter, up 16% from $4.9 million in the prior year, driven by growth in North America, partially offset by lower average project revenue and a decline in low margin rebillable service revenue of $202,000. Billable hours increased by 27% over the prior year, driven by higher activity levels in both the North American and Asia Pacific regions, whereas the realized rate per hour decreased by 5% due to a drop in the Asia Pacific rate attributable to revenue recognition delays and the termination of a higher margin service contract this quarter which benefited the year-ago quarter. The revenue recognition delays affecting Asia Pacific service revenue totaled $134,000 and are expected to benefit third quarter 2008 service revenue once underlying contracts are signed. Service revenue increased 9% to $11.8 million for the first half of 2008 compared to $10.8 million in 2007.

“While service revenue came in lower than anticipated this quarter due to softness in Asia, we enter Q3 with a record backlog and our pipeline has never been stronger,” continued Mr. Crowley. “Several recent and expected wins in both North America and Asia are expected to increase our service revenue for the rest of the year and into 2009, more than offsetting the minor softness we experienced in Q2. I’m happy to say that the summer slowdown that has affected North America service revenue the last two years is not expected to reoccur this year.”

Gross Profit and Gross Margin Results

Overall gross profit was $3.8 million for the quarter, or 25% of total revenue, as compared to $3.5 million, or 23% of revenue, in the prior year, with the dollar increase driven by higher gross profit contribution from service revenue, partially offset by lower contribution from proprietary software sales. Third-party software margin was 16% for the quarter as compared to 14% in the prior year with the margin improvement attributable to higher margin sales of Flash Lite and Solidcore not present in the prior year. Proprietary software gross margin continued at a high level of 90% this quarter. Service gross margin was 31% for the quarter, compared to 26% in the prior year. The increase in service gross margin was driven largely by utilization improvement and a decline in low margin rebillable service revenue. Utilization declined in the second quarter of 2007 due to a slow down in North America, which did not reoccur in the second quarter of 2008. Overall gross profit was $8.4 million, or 26% of total revenue, for the first half of 2008 compared to $7.5 million, or 25% of total revenue, in 2007.

Scott Mahan, the company’s chief financial officer, commented, “We had expected this quarter’s service margin to improve more than it did year-over-year. While that did not occur due to the revenue recognition delays and other factors which affected this quarter, we still expect our service margin to improve into the mid-thirty percent range for fiscal 2008 as compared to 29% in fiscal 2007 depending on the effect of new, potentially significant contracts over the next two quarters.”

Operating Expenses

For the quarter, total operating expenses were $3.5 million, compared to $3.3 million in the prior year. Higher sales expense in Asia and North America, higher marketing program costs and higher stock compensation expense drove the increase. Total operating expenses were $7.2 million for the first half of 2008 as compared to $6.7 million in 2007.

Cash Flows

The company’s cash, cash equivalents and investments increased to $16.4 million at June 30, 2008 as compared to $16.0 million at March 31, 2008 ($900,000 of the June 30 balance is restricted). Days sales outstanding were 53 this quarter, up from 52 in the first quarter of 2008.

Conference Call

Management will host a conference call today, August 7, 2008, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 800-762-8779, or 480-629-9041 for international callers, and reference “BSQUARE Corporation Second Quarter 2008 Earnings Conference Call.” A replay will be available for one week following the call by dialing 800-406-7325 or 303-590-3030 for international callers; reference pin number 3902899. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is an industry leader with a proven track record in providing engineering services and production-ready software products to the smart device market. Since 1994, BSQUARE has provided device manufacturers with software solutions for personal navigation devices, point-of-sale terminals, handheld data terminals, smart phones and many other device categories allowing them to get to market more quickly and cost effectively.

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include whether we are able to maintain our existing favorable relationship with Microsoft Corporation; whether we are able to meet competitive demands; any decline in the market for our products, technology licenses and services; any decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; whether we are able to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; whether we are able to successfully support our operations; intellectual property risks; and risks associated with our international operations. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2008 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30,	December 31, 2007
	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,958	$4,377
Short-term investments	—	9,575
Accounts receivable, net of allowance for doubtful accounts of $198 at June 30, 2008 and $199 at December 31, 2007	9,068	8,273
Prepaid expenses and other current assets	630	377

Total current assets	18,656	22,602
Long-term investments	6,525	—
Equipment, furniture and leasehold improvements, net	977	824
Intangible assets, net	186	230
Restricted cash	900	1,050
Other non-current assets	71	56

Total assets	$27,315	$24,762

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,103	$2,619
Other accrued expenses	2,442	2,877
Accrued compensation	1,555	1,393
Accrued legal fees	534	534
Deferred revenue	575	493

Total current liabilities	8,209	7,916
Deferred rent	317	331
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 10,030,699 shares issued and outstanding at June 30, 2008 and 9,967,618 shares issued and outstanding at December 31, 2007	121,941	121,118
Accumulated other comprehensive loss	(308)	(409)
Accumulated deficit	(102,844)	(104,194)

Total shareholders’ equity	18,789	16,515

Total liabilities and shareholders’ equity	$27,315	$24,762

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenue:
Software	$9,680	$10,182	$20,676	$19,377
Service	5,746	4,912	11,808	10,813

Total revenue	15,426	15,094	32,484	30,190

Cost of revenue:
Software	7,675	7,937	16,072	14,759
Service (1)	3,975	3,650	7,986	7,927

Total cost of revenue	11,650	11,587	24,058	22,686

Gross profit	3,776	3,507	8,426	7,504
Operating expenses:
Selling, general and administrative (1)	2,983	2,703	5,992	5,600
Research and development (1)	561	598	1,205	1,143

Total operating expenses	3,544	3,301	7,197	6,743

Income from operations	232	206	1,229	761
Interest and other income	88	444	248	567

Income before income taxes	320	650	1,477	1,328
Income tax expense	(10)	(108)	(127)	(148)

Net income	$310	$542	$1,350	$1,180

Basic income per share	$0.03	$0.06	$0.14	$0.12

Diluted income per share	$0.03	$0.05	$0.13	$0.12

Shares used in calculation income per share:
Basic	10,011	9,823	9,994	9,750

Diluted	10,253	10,190	10,284	10,010

(1)	Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$102	$60	$227	$108
Selling, general and administrative	227	170	467	290
Research and development	26	12	45	33

Total stock-based compensation expense	$355	$242	$739	$431